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                    June 2, 2023

       David Chen
       Chief Executive Officer
       Token Communities Ltd.
       4802 Lena Road, Unit 105
       Bradenton, Florida, 34211

                                                        Re: Token Communities
Ltd.
                                                            Form 10-K for the
Year Ended June 30, 2022 as Amended
                                                            Filed October 13,
2022
                                                            File No. 000-55688

       Dear David Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology